EXHIBIT 99.1

Encore Wire Corporation	PRESS RELEASE		July 23, 2008
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO
For Immediate Release
ENCORE WIRE REPORTS SECOND QUARTER RESULTS
MCKINNEY, TX — Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the second quarter of 2008.
Net sales for the six months ended June 30, 2008 were $604.6 million compared to $594.4 million during the first six months of 2007. Higher prices for building wire sold in the six months ended June 30, 2008 accounted for the increase in net sales dollars versus the same period in 2007. Unit volume in the six months ended June 30, 2008 decreased 9.7% versus the same period in 2007. Net income for the six months ended June 30, 2008 was $15.0 million versus $26.1 million in 2007. Fully diluted net earnings per common share were $0.64 for the six months ended June 30, 2008 versus $1.10 in the same period in 2007.
Net sales for the second quarter ended June 30, 2008 were $322.8 million compared to $333.6 million during the second quarter of 2007. Unit sales in the second quarter of 2008 decreased 7.6% versus the second quarter of 2007. Net income for the second quarter of 2008 was $1.3 million versus $19.7 million in the second quarter of 2007. Fully diluted net earnings per common share were $0.06 in the second quarter of 2008 versus $0.83 in the second quarter of 2007.
On a sequential quarter comparison, net sales for the second quarter of 2008 were $322.8 million versus $281.8 million during the first quarter of 2008. Unit volume increased 9.4% on a sequential quarter comparison. Net income for the second quarter of 2008 was $1.3 million versus $13.6 million in the first quarter of 2008. Fully diluted net income per common share was $0.06 in the second quarter of 2008 versus $0.58 in the first quarter of 2008.
Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “The slowdown in construction activity in the United Sates continues to impact our industry adversely as it has over the last two years. Intense competitive pricing pressure compressed gross margins, as the average selling price of wire containing a pound of copper increased by 4.7% while the average cost of a pound of copper purchased increased 11.6% in the second quarter of 2008 versus the second quarter of 2007. Several competitors continue to respond to the slowdown in construction by cutting wire prices in an attempt to maintain market share, compressing margins below our expectations at this level of copper prices. Despite strong copper prices, building wire industry margins decreased in the second quarter after having shown positive momentum in the first quarter. Our unit volume shipped in the second quarter of 2008 increased over 9% versus the first quarter of 2008. However, the spread between the average price of wire we sold in the second quarter that contained a pound of copper minus the total cost of all materials decreased 26.9 cents per pound versus the first quarter of 2008. Copper prices were somewhat volatile on a day to day basis during the second quarter, and the uncertainty this generates tends to disrupt our customers normal buying patterns which contributed to competitive pricing pressure. Our margins were low during the first half of the second quarter and then improved somewhat in the second half of the quarter.
Our balance sheet is very strong. The only long-term debt we have as of June 30, 2008, is $100 million in long-term notes due in 2011, with our revolving line of credit paid down to zero. In addition, we have $104.6 million in cash as of June 30, 2008. Our debt to equity ratio is a conservative 27.2%. Our cash balance exceeds our long-term debt resulting in zero net debt. We also declared our seventh consecutive quarterly cash dividend during the second quarter of 2008.
We understand that this is a cyclical industry and therefore we designed and manage our cost structure and balance sheet accordingly. Our low cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe we will emerge stronger than most when market conditions improve. We thank our employees and associates for their tremendous efforts and our shareholders for their continued support during these challenging times.”
Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.
The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30,	December 31,
	2008	2007
ASSETS

Current Assets
Cash	$104,641	$78,895
Receivables, net	239,835	216,780
Inventories	67,894	82,013
Prepaid Expenses and Other	4,170	18,287

Total Current Assets	416,540	395,975

Property, Plant and Equipment, net	119,760	117,831

Other Assets	98	106

Total Assets	$536,398	$513,912

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$36,245	$23,645
Accrued Liabilities and Other	23,466	25,420

Total Current Liabilities	59,711	49,065

Long Term Liabilities
Note Payable	100,794	100,910
Other Long Term Liabilities	—	—
Non-Current Deferred Income Taxes	8,555	8,968

Total Long Term Liabilities	109,349	109,878

Total Liabilities	169,060	158,943

Stockholders’ Equity
Common Stock	261	261
Additional Paid in Capital	42,213	41,806
Treasury Stock	(19,378)	(17,315)
Retained Earnings	344,242	330,217

Total Stockholders’ Equity	367,338	354,969

Total Liabilities and Stockholders’ Equity	$536,398	$513,912

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Statements of Income
(In Thousands)
(Unaudited)

	Quarter Ended June 30,				Six Months Ended June 30,
	2008		2007		2008		2007
Net Sales	$322,845	100.0%	$333,635	100.0%	$604,604	100.0%	$594,364	100.0%
Cost of Sales	303,322	94.0%	286,073	85.7%	549,610	90.9%	522,058	87.8%

Gross Profit	19,523	6.0%	47,562	14.3%	54,994	9.1%	72,306	12.2%

Selling, General and Administrative Expenses	16,923	5.2%	16,835	5.0%	31,390	5.2%	30,415	5.1%

Operating Income	2,600	0.8%	30,727	9.2%	23,604	3.9%	41,891	7.0%

Net Interest & Other Expense	587	0.2%	1,152	0.3%	1,320	0.2%	2,305	0.4%

Income before Income Taxes	2,013	0.6%	29,575	8.9%	22,284	3.7%	39,586	6.7%

Income Taxes	682	0.2%	9,865	3.0%	7,334	1.2%	13,436	2.3%

Net Income	$1,331	0.4%	$19,710	5.9%	$14,950	2.5%	$26,150	4.4%

Basic Earnings Per Share	$0.06		$0.84		$0.65		$1.12

Diluted Earnings Per Share	$0.06		$0.83		$0.64		$1.10

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	23,120		23,356		23,138		23,335

-Diluted	23,426		23,712		23,427		23,703

Dividend Declared per Share	$0.02		$0.02		$0.04		$0.04